SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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Bank of the Ozarks, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 20, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Bank of the Ozarks, Inc., an Arkansas Corporation (the “Company”), to be held at the Company’s office, 17901 Chenal Parkway, Little Rock, Arkansas 72223, on Tuesday, April 20, 2010 at 1:00 p.m., local time, for the following purposes:

1.	To elect the eleven (11) directors named in the attached proxy statement.

2.	To ratify the Audit Committee’s selection and appointment of the accounting firm of Crowe Horwath LLP as independent auditors for the year ending December 31, 2010.

3.	To consider and act upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only Shareholders of record at the close of business on February 19, 2010 will be entitled to vote at the 2010 Annual Meeting and any adjournments or postponements thereof.

The Company’s proxy statement and a form of proxy are included with this Notice. The annual report for the year ended December 31, 2009 is also enclosed.

By Order of the Board of Directors

/s/ George Gleason
George Gleason
Chairman of the Board of Directors and
Chief Executive Officer

Little Rock, Arkansas

March 10, 2010

YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR TO VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE MEETING.

Important notice regarding the availability of proxy materials for the Shareholder Meeting to be held on April 20, 2010. The Company’s Proxy Statement and Annual Report to security holders for the fiscal year ended December 31, 2009 are also available at www.proxyvote.com by entering the control number found on your proxy card.

P.O. BOX 8811

LITTLE ROCK, ARKANSAS 72231-8811

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

APRIL 20, 2010

SOLICITATION AND REVOCATION OF PROXY

The enclosed proxy, for use only at the 2010 Annual Meeting of Shareholders of Bank of the Ozarks, Inc. (the “Company”) to be held at the Company’s office, 17901 Chenal Parkway, Little Rock, Arkansas 72223 on Tuesday, April 20, 2010 at 1:00 p.m., local time, and any adjournments or postponements thereof, is solicited on behalf of the Board of Directors (the “Board”) of the Company. This solicitation is being made primarily by mail, but may also be made in person or by telephone or facsimile by officers, directors and regular employees of the Company. All expenses incurred in the solicitation will be paid by the Company. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

Any Shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the 2010 Annual Meeting. A proxy may be revoked at any time before it is used, upon delivery of written notice to the Secretary of the Company, by execution and delivery of a later proxy, or by attending the meeting and voting in person. If not revoked, all properly executed proxies received will be voted at the meeting in accordance with the terms of the proxy.

The Company knows of no matter to be brought before the meeting other than those referred to in the accompanying notice of the 2010 Annual Meeting. If, however, any other matters properly come before the meeting, the proxy solicited hereby confers discretionary authority to the proxies named therein to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the meeting.

This proxy material is first being mailed to Shareholders on or about March 10, 2010.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board has selected February 19, 2010 as the record date (the “Record Date”) for the 2010 Annual Meeting. Only those holders of record of common stock as of the close of business on the Record Date are entitled to notice of and to vote at the 2010 Annual Meeting. At the close of business on the Record Date, there were 16,914,640 shares of common stock, $0.01 par value per share, (the “Common Stock”) outstanding. As used in this proxy statement, the term “Shareholder” means a holder of Common Stock, unless the context requires otherwise.

At the meeting each Shareholder will be entitled to one vote, in person or by proxy, for each share of Common Stock owned of record as of the close of business on the Record Date. Votes will be tabulated by inspectors of election appointed by the Board. The stock transfer books of the Company will not be closed.

The enclosed form of proxy provides a method for Shareholders to withhold authority to vote for any one or more of the nominees for the Board while still granting authority to the proxy to vote for the remaining nominees. The names of all nominees are listed on the proxy card. To grant the proxy authority to vote for all nominees, check the box marked “FOR ALL.” To withhold authority to vote for all nominees, check the box marked “WITHHOLD ALL.” To withhold authority to vote for individual nominee(s), mark the “FOR ALL EXCEPT” box and follow instructions to indicate the name(s) of such nominee(s). By checking the box marked “WITHHOLD ALL,” shares will not be counted as votes cast, but will be counted as present at the meeting for the purpose of calculating whether a quorum exists. Provided a quorum is present, the affirmative vote of a plurality of the votes cast by the shares entitled to vote in the election of directors at the meeting is required for election of each nominee to the Board.

Shareholders may not cumulate their votes with respect to the election of directors. IF YOU ARE THE SHAREHOLDER OF RECORD AND NO VOTING INSTRUCTIONS ARE INDICATED ON THE PROXY CARD, YOUR SHARES OF COMMON STOCK WILL BE VOTED FOR THE ELECTION OF THE NOMINEES.

For proposals other than the election of directors, the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting of Shareholders and entitled to vote on the proposals, assuming a quorum is present, will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no effect on the outcome of the vote.

Brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters, including the election of directors, in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” Broker non-votes will be treated in the same manner as abstentions for voting and quorum purposes. IF YOU ARE A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME AND DO NOT PROVIDE YOUR BROKER WITH SPECIFIC VOTING INSTRUCTIONS, YOUR BROKER CANNOT VOTE YOUR SHARES FOR THE ELECTION OF THE NOMINEES.

BOARD PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

The Company’s Board is comprised of one class of directors, elected annually. Each director serves a term of one year or until his or her successor is duly elected or qualified. The number of directors has been set at 11 for the ensuing year. The Board has the power to fix or change the number of directors up to a maximum Board size of 15 and to fill vacancies on the Board (including vacancies resulting from an increase in Board size) by resolution and without any further action of the Shareholders in accordance with the Company’s bylaws.

The Company’s Amended and Restated Articles of Incorporation, as amended, contain a provision that allows the Board, by resolution and without any further action by the Shareholders, to classify or stagger the Board into two or three groups, as equal in number as possible, with the terms of office of such directors contained in each group expiring one, two or three years after their election to the Board, as applicable. The existence of such provision could result in the nominees described below being elected for terms greater than one year. The Board has not elected to classify the board positions in the upcoming election.

The following slate of nominees has been recommended to the Board by its Nominating and Governance Committee and ratified by the Board. Each nominee has consented to being named in this proxy statement and to serve if elected. Each nominee presently serves as a member of the Board. If a nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the proxy holder for a substitute designated by the Board.

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, all positions currently held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that such nominee should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated leadership, business or professional acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

The Board recommends that Shareholders vote FOR the election of each nominee. Proxies solicited by the Board will be so voted unless Shareholders specify a contrary choice in their proxies.

Nominees for Election as Directors

George Gleason, age 56, Chairman and Chief Executive Officer. Mr. Gleason has served the Company or its bank subsidiary as Chairman, Chief Executive Officer and/or President since 1979. He holds a B.A. in Business and Economics from Hendrix College and a J.D. from the University of Arkansas. The Company believes Mr. Gleason’s qualifications to sit on the Board include his extensive experience in banking, strategic planning and his leadership skills as demonstrated by his 31 years of service to the Company.

Mark Ross, age 54, Vice Chairman, President and Chief Operating Officer. Mr. Ross has served as President since 1986 and in various capacities for the Company or its bank subsidiary since 1980. He was elected as a director of the Company in 1992 and was elected as Vice Chairman, President and Chief Operating Officer in 2002. Mr. Ross holds a B.A. in Business Administration from Hendrix College. The Company believes that Mr. Ross’ business and finance experience, including his thorough experience in bank operations management and knowledge of the Company, qualifies him to sit on the Board.

Jean Arehart, age 69, Retired Senior Lending Officer and Chairman of the Loan Committee of the Company’s bank subsidiary. Ms. Arehart joined the Company’s bank subsidiary as Senior Vice President in 1996, was named Executive Vice President in 1997. In May 1999 Ms. Arehart resigned employment with the bank subsidiary but returned in January 2000 to serve as President of the Mortgage Division until September 2004 and then served as Senior Lending Officer and Chairman of the Loan Committee until her retirement in January 2005. She was elected as a director of the Company and its bank subsidiary in 2002. Prior to 1996 Ms. Arehart served as Senior Vice President and a member of the Executive Committee of Twin City Bank (now U.S. Bank, formerly Firstar Bank of Arkansas, formerly Mercantile Bank of Arkansas), where she worked from 1979 to 1996. The Company believes that Ms. Arehart’s extensive experience in banking and management, including her knowledge of loan underwriting, the mortgage business and her service as an executive for another bank, qualifies her to serve on the Board.

Steven Arnold, age 49, Director since 2001. Mr. Arnold is an ordained minister and has served as Senior Pastor of St. Mark Baptist Church in Little Rock, Arkansas since 1989. He attended Louisiana Tech University and Arkansas State University before receiving his B.A. from Philander Smith College in Little Rock. The Company believes that Mr. Arnold’s qualifications to serve on the Board include his strong background in community based service which provides the Board with a unique perspective and insight regarding the needs of local consumers.

Richard Cisne, age 59, Director since 2004. Since 1987 Mr. Cisne has been a founding partner of Hudson, Cisne & Co., an Arkansas C.P.A. firm. He holds a B.S.B.A. from the University of Arkansas and is a C.P.A. The Company believes that Mr. Cisne’s experience as a local business owner, his strong background in public accounting and his understanding of corporate finance qualify him to sit on the Board.

Robert East, age 62, Director since 1997. Mr. East is Chairman and President of Robert East Company, Inc., an investment company, Chairman and Chief Executive Officer of East-Harding, Inc., a general contracting firm, and Managing Partner in Advanced Cabling Systems LLC, which is a provider of fiber optic cable installations and security systems. He is also a partner or owner of numerous real estate projects and other investments. Mr. East holds a B.A. in Finance and Administration from the University of Arkansas. The Company believes that Mr. East’s knowledge of investments, finance and real estate as well as his leadership and management acumen qualify him to serve on the Board.

Linda Gleason, age 55, Director since 1987. From 1992 to 1996 Ms. Gleason served as the Company’s Deputy Chief Executive Officer and Assistant Secretary. She has attended Arkansas State University and the University of Arkansas at Little Rock. The Company believes that Ms. Gleason’s experience in banking, organizational planning, internal operations and her 23 years of service as a director of the Company qualify her to sit on the Board.

Henry Mariani, age 71, Director since 1997. Mr. Mariani is Chairman of N.L.C. Products, Inc., a manufacturing, wholesale and retail mail order operation with catalogs featuring executive gifts and hunting equipment and supplies. Prior to 2008 Mr. Mariani served as Chairman and Chief Executive Officer of N.L.C. Products, Inc. He holds a B.S. in Finance from Penn State University and is a C.P.A. The Company believes that Mr. Mariani’s qualifications to sit on the Board include his executive experience in sales and marketing, corporate operations and manufacturing as well as his background in finance and accounting.

James Matthews, age 48, Director since 2004. Mr. Matthews is Executive Vice President of General Properties, Inc., a commercial real estate development and management company. He has attended the University of Arkansas. The Company believes that Mr. Matthews’ commercial real estate experience and his expertise in organizational management qualify him to sit on the Board.

R. L. Qualls, age 76, Director since 1997. Dr. Qualls is retired President and Chief Executive Officer of Baldor Electric Company, a marketer, designer and manufacturer of electric motors, drives and generators based in Fort Smith, Arkansas. Dr. Qualls serves on the board of directors of Baldor Electric Company. From 1993 to 1998 he served as Chief Executive Officer and President of Baldor and was Vice Chairman from 1998 to 2000. Dr. Qualls holds a B.S. and M.S. in Economics from Mississippi State University and completed his doctoral work at Louisiana State University. The Company believes that Dr. Qualls’ executive experience in leading a large manufacturer with complex operational and financial requirements as well his service on another publicly traded company’s board, offers the Company unique experience and insights which qualify him to serve on the Board.

Kennith Smith, age 78, Director since 1997. Mr. Smith is retired and previously served as owner and operator of Smith Cattle Farm from 1984 until his retirement in 1993. Prior to that, he was co-owner of Mulberry Lumber Company. Mr. Smith has also served as a director of the bank subsidiary since 1977. The Company believes that Mr. Smith’s experience in agriculture, his experience as a businessman, and his 33 years of dedicated service to the Company and our bank subsidiary provide him with strong business skills and insights on the Company which qualify him to sit on the Board.

Linda Gleason is the wife of George Gleason. Except for the foregoing, no family relationships exist among any of the above named persons. Unless otherwise indicated, each of the above named persons serves in the same position with the Company’s bank subsidiary.

Each of the nominees for the Board was elected by Shareholders at last year’s annual meeting. It is the Company’s policy that all directors attend the annual meeting of Shareholders. All Board members who were nominated for election at the Company’s 2009 meeting of Shareholders were in attendance at such meeting.

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with the presiding independent director, Mr. R. L. Qualls, having the duties described below, is in the best interest of shareholders because it provides an appropriate balance between strategy development and independent oversight of management.

Mr. Qualls, acting as presiding independent director, is an independent director who serves as chairman of the Nominating and Governance Committee and has the responsibility of presiding at all executive sessions of the Board, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficiency of the board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Company’s Corporate Governance Principles.

Meeting Attendance

During 2009 the Board met on ten occasions. In 2009 each director attended at least 75% or more of the total of meetings of the Board and committees of the Board during the period in which he or she served. Under the Company’s Corporate Governance Principles, each director is expected to attend Board and committee meetings, as applicable, and spend sufficient time to properly discharge his or her responsibilities.

Board Composition and Nominating Process

The Company’s Nominating and Governance Committee recommends to the Board nominees for director. The Nominating and Governance Committee will consider any and all Shareholder suggestions for names of nominees to the Board for the 2011 Annual Meeting, provided that such suggestions are made in writing and delivered to the Secretary of the Company on or before December 21, 2010. A Shareholder wishing to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary in writing with whatever supporting material the Shareholder considers appropriate. The Nominating and Governance Committee will strive to evaluate all nominees to the Board in the same manner and in accordance with the same procedures, without regard to whether the nominee is recommended by a Shareholder, the committee or members of management. However, the Nominating and Governance Committee may require additional steps in connection with the evaluation of candidates submitted by Shareholders due to the potential that the existing directors and members of management will not be as familiar with the proposed candidate as compared to candidates recommended by existing directors or members of management.

In identifying and evaluating potential nominees for director, the Nominating and Governance Committee considers individuals from various disciplines and diverse backgrounds. Although the Company has no formal policy regarding diversity, the Board believes that diversity, including diversity in background, skills, experience, expertise, viewpoints, gender, race and culture, is an important component of a robust board of directors. As a primary consideration the Board seeks members with complementary individual backgrounds which maximize perspective and ensure a wealth of experience to enable the Board to make better informed decisions. The Nominating and Governance Committee regularly assesses the mix of skills and industries currently represented on the Board, whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its function. In the event vacancies are anticipated, or arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, shareholders or other persons. The Nominating and Governance Committee or a subcommittee may interview potential candidates to further assess their ability to serve as a director, as well as the qualifications possessed by the candidates.

Prior to completing its recommendation to the Board of nominees to be considered for election, the Nominating and Governance Committee will require that each nominee complete a director’s and executive officer’s questionnaire and deliver a report on all transactions between the candidate and the Company, its directors, officers and related parties. The Nominating and Governance Committee reserves the right to seek such additional information on the nominee as the committee deems appropriate in connection with its evaluation. Once the Nominating and Governance Committee has obtained all requested information, it will then evaluate the prospective nominee to determine whether such person possesses the following important attributes and qualifications as established by the committee:

•	The highest personal and professional ethics, integrity and values and a commitment to representing the long-term interests of Shareholders.

•	An inquisitive and objective perspective, practical wisdom, mature judgment and the ability to exercise informed judgment in the performance of his or her duties.

•	Commitment of sufficient time and attention to discharge his or her obligations.

•	A distinguished record of leadership and success in his or her arena of activity.

•	A strong educational background.

•	Strong community ties in the Company’s markets that can assist the Company from time to time in its business development efforts.

The Nominating and Governance Committee will also consider such other relevant factors as it deems appropriate. After completing this evaluation, the committee will make a recommendation to the Board of the persons who should be nominated, and the Board will then determine the nominees after considering the recommendations of the committee.

The Board has determined that the following nominees, who comprise a majority of the proposed nominees to the Board, qualify as “independent” under The NASDAQ Stock Market Inc. (“NASDAQ”) listing standards: Jean Arehart, Steven Arnold, Richard Cisne, Robert East, Henry Mariani, James Matthews, R.L. Qualls and Kennith Smith.

Governance Initiatives

The Board has adopted a number of measures designed to comply with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and final rules of the Securities and Exchange Commission (“SEC”) interpreting and implementing the Sarbanes-Oxley Act, as well as NASDAQ listing standards. Specifically the Board has (1) established an independent Nominating and Governance Committee, (2) adopted a Nominating and Governance Committee Charter (revised March 21, 2006), (3) adopted a set of Corporate Governance Principles (revised February 16, 2010), (4) adopted a Code of Ethics (revised January 16, 2007), (5) established an independent Audit Committee, (6) adopted an Audit Committee Charter (revised February 16, 2010), (7) adopted specific procedures requiring pre-approval by the Audit Committee of audit, audit-related and non-audit services to be provided by the Company’s independent auditors, (8) established an independent Personnel and Compensation Committee and (9) adopted a Personnel and Compensation Committee Charter outlining the duties of the Personnel and Compensation Committee (revised February 16, 2010). Copies of the currently effective Audit Committee Charter, Personnel and Compensation Committee Charter, Nominating and Governance Committee Charter, Code of Ethics and Corporate Governance Principles are available on the Company’s website at www.bankozarks.com.

The Company, the Board and each of the Board committees will continue to monitor corporate governance developments and will continue to evaluate committee charters, duties and responsibilities with the intention of maintaining full compliance therewith.

Committees

The following is a brief description of the functions of the Company’s principal committees. A complete description of the duties and responsibilities of each committee can be found in its written charter, set forth on our website.

Nominating and Governance Committee. The Nominating and Governance Committee met three times in 2009. The Nominating and Governance Committee is appointed by the Board to (1) assist the Board by identifying individuals qualified to become Board members and to recommend to the Board the director nominees for the next annual meeting of Shareholders, (2) review and recommend to the Board the Corporate Governance Principles applicable to the Company, (3) review the Company’s management succession plans and make recommendations to the Board regarding such succession plans, (4) lead the Board in its annual review of the Board’s performance, (5) determine the independent status of directors under the director independence rules of NASDAQ, and (6) review and approve certain transactions between the Company and its officers, directors or affiliates. During 2009 the Nominating and Governance Committee was comprised of the following four directors: R.L. Qualls as Chairman, Bob East, Henry Mariani and Kennith Smith. This Committee has determined that Messrs. Qualls, East, Mariani and Smith were “independent” under NASDAQ listing standards in 2009, and continue to be independent, and these determinations have been subsequently ratified by the Board. Assuming their re-election to the Board, Messrs. Qualls, East, Mariani and Smith are expected to serve on the Nominating and Governance Committee in 2010.

Audit Committee. The Audit Committee met four times in 2009. The Audit Committee’s primary function, which is further described in the Audit Committee Charter, is to assist the Board in fulfilling its oversight responsibilities relating to the Company’s auditing, accounting and financial reporting processes. The Audit Committee is directly responsible for the engagement, compensation and oversight of the Company’s independent auditors and the review and oversight of the Company’s internal controls. The Audit Committee also receives and reviews periodic reports and presentations of the loan review and compliance officers and the internal auditors, provides general oversight and direction for their work, and coordinates corrective action as appropriate. Henry Mariani, as Chairman, Richard Cisne and R. L. Qualls served on the Audit Committee for 2009. The Nominating and Governance Committee has determined that in 2009 each of these individuals qualified as an “independent” director under the Sarbanes-Oxley Act, related SEC rules, and NASDAQ listing standards related to audit committees, and met all other applicable standards for service on the Audit Committee. In addition, the Nominating and Governance Committee has determined that in 2009 Henry Mariani, the Chairman of the Audit Committee, and Richard Cisne each qualified as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Nominating and Governance Committee has further determined that such individuals continue to qualify as “independent” and meet all other applicable standards for service on the Audit Committee, and that Messrs. Mariani and Cisne each continue to qualify as an “audit committee financial expert”. All such determinations by the Nominating and Governance Committee have been ratified by the Board. See the Report of the Audit Committee on page 22 of this proxy statement. Assuming their re-election to the Board, Messrs. Mariani, Cisne and Qualls are expected to serve on the Audit Committee in 2010.

Personnel and Compensation Committee. The Personnel and Compensation Committee (the “Compensation Committee”) met eight times in 2009. The Compensation Committee reviews, evaluates and approves compensation plans, policies and programs of the Company, reviews and approves compensation for the Company’s directors, considers, approves and reviews all salaries, incentive plans and bonuses for officers and employees, reviews additions and separations of personnel, oversees administration of the employee benefit plans and programs, including the Company’s equity compensation plans, and oversees staff training and educational programs. The Compensation Committee also discusses with management the Company’s Compensation Discussion and Analysis, beginning on page 11 of this proxy statement. Kennith Smith, as Chairman, Steven Arnold, Henry Mariani, and R. L. Qualls served as the Compensation Committee for 2009. The Nominating and Governance Committee has determined that Messrs. Arnold, Mariani, Qualls and Smith were “independent” under NASDAQ listing standards in 2009, and continue to be independent, and these determinations have been subsequently ratified by the Board. Assuming their re-election to the Board, Messrs. Arnold, Mariani, Qualls and Smith are expected to serve on the Compensation Committee in 2010.

Trust Committee. The Trust Committee met four times in 2009. The operation of the Trust and Wealth Management Division and the administration of its trust accounts are overseen by the Trust Committee. In 2009, Mark Ross as Chairman, Jean Arehart, Robert East, Linda Gleason and James Matthews, served on the Trust Committee. Assuming their re-election to the Board, Messrs. Ross, East and Matthews, Ms. Arehart and Ms. Gleason are expected to continue to serve on the Trust Committee in 2010.

Loan Committee. The Loan Committee met 47 times in 2009. This committee has responsibility for reviewing and approving all loans and aggregate loan relationships in excess of $3 million, up to the lending limit of the bank subsidiary, and for administering other aspects of the lending function. In 2009 the Loan Committee was comprised of Scott Hastings, President of the Leasing Division, Darrel Russell, President of the Central Division and Jack McCray, Executive Vice President of Real Estate Acquisition and Development plus any five or more members of the Board. During 2009 Jean Arehart, George Gleason, James Matthews, R. L. Qualls and Kennith Smith served as the five standing board members on the Loan Committee when available, and other Board members were selected to serve by the Chief Executive Officer (“CEO”) in the absence of one or more of such Board members. In addition, starting in 2010 a plan was implemented whereby each other board member is invited to serve for a calendar quarter as an additional member of the Loan Committee on a rotating basis. For 2010 it is expected that the Loan Committee will continue to be comprised of these three Company officers named above and any five or more Board members. Messrs. Gleason and Russell serve as co-chairmen of this committee.

ALCO and Investments Committee. The ALCO and Investments Committee met five times in 2009. Management of the asset/liability (interest rate risk) position, liquidity, funds management and investment portfolio is overseen by the ALCO and Investments Committee. Paul Moore, as Chairman, Kristen Bextermueller, Susan Blair, George Gleason, Scott Hastings, Greg McKinney, Mark Ross and Tyler Vance, officers of the Company, served on the ALCO and Investments Committee in 2009, Ms. Bextermueller joined the Committee in November 2009. Messrs. Moore, Gleason, Hastings, McKinney, Ross and Vance and Mses. Blair and Bextermueller are expected to continue to serve on the ALCO and Investments Committee in 2010.

Oversight of Risk Management

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. Appropriate committees of the Board receive these reports from senior management within the organization to enable the Board to understand our risk identification, risk management and risk mitigation strategies. When a Committee receives such a report, the Chairman of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting. This enables to the Board and its Committees to coordinate the risk oversight role.

Process for Communicating with Board Members

The Board has established a process for Shareholders to communicate with R.L. Qualls, the presiding independent director of the Company’s regular meetings of independent directors. All communications should be to Bank of the Ozarks, Inc., Attn: R.L. Qualls, Presiding Independent Director, P.O. Box 8811, Little Rock, AR 72231-8811. Communications regarding nominations of candidates to the Board or proposals to be included in the proxy solicitation are subject to additional requirements that are discussed separately in this proxy solicitation. See “Election of Directors – Nominees for Election as Director” and “Shareholder Proposals.”

BOARD PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board selected and appointed the accounting firm of Crowe Horwath LLP as independent auditors for the year ending December 31, 2010, and seeks ratification of the appointment by the Shareholders. This will be the fifth year Crowe Horwath LLP has served as the Company’s independent auditors.

If the appointment of Crowe Horwath LLP as independent auditors for the year ending December 31, 2010 is not ratified, the matter will be referred to the Audit Committee for further review.

The Board recommends a vote FOR the ratification of the Audit Committee’s selection and appointment of Crowe Horwath LLP as independent auditors for the year ending December 31, 2010. Proxies solicited by the Board will be so voted unless Shareholders specify in their proxies a contrary choice. The affirmative vote of a majority of the votes cast and entitled to vote on this matter is required for the ratification of independent auditors.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2009 concerning shares of Common Stock that may be issued upon the exercise of options and other rights under existing equity compensation plans and arrangements, separately reflecting plans approved by Shareholders and plans or arrangements not submitted to Shareholders for approval.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan
Equity compensation plans approved by shareholders:
• Bank of the Ozarks, Inc. Stock Option Plan (1)	479,750	29.50	573,050
• Bank of the Ozarks, Inc. Non-Employee Director Stock Option Plan (2)	83,000	22.04	—
• Bank of the Ozarks, Inc. 2009 Restricted Stock Plan (3)	—	—	181,400
Equity compensation plans not approved by security holders	—	—	—

Total	562,750		754,450

(1)	The Company has an Employee Stock Option Plan which has issued, outstanding and unexercised options to purchase 479,750 shares of Common Stock. This plan has 573,050 authorized shares remaining available for issue as of December 31, 2009.
(2)	The Company has a Non-employee Director Stock Option Plan which has issued and unexercised options outstanding to purchase 83,000 shares of Common Stock. Of these shares, 6,000 were exercised in January 2010. This plan has no specific limitation on the number of remaining authorized shares available for issue, but permits each director who is not otherwise an employee of the Company or any subsidiary, to receive options to purchase 1,000 shares of Common Stock following their election as a director of the Company at each annual meeting of Shareholders and up to 1,000 shares upon their election or appointment for the first time as a director of the Company.
(3)	The Company has a Restricted Stock Plan approved by Shareholders on April 21, 2009 that has 181,400 shares of common stock remaining that can be issued as restricted stock or denominated as restricted stock units as of December 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Common Stock

The only Shareholders known by the Company to own, directly or indirectly, as of February 1, 2010 more than five percent of Common Stock, are reflected in the following table. The table is based on information supplied by principal Shareholders and a review of information on file with the SEC.

Name and Address of Beneficial Owner	Title of Class	Number of Shares of Common Stock Beneficially Owned		Percentage of Outstanding Shares
George Gleason P.O. Box 8811 Little Rock, Arkansas 72231-8811	Common Stock	3,346,693	(1)	19.7%

BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	Common Stock	1,018,998		6.0%

Prudential Financial, Inc. (3) 751 Broad Street Newark, N.J. 07102-5777	Common Stock	1,162,343		6.9%

Jennison Associates LLC 466 Lexington Avenue New York, N.Y. 10017	Common Stock	1,128,736		— (4)

(1)	For information regarding the direct or indirect nature of beneficial ownership, see the footnotes to the table regarding Security Ownership of Management.
(2)	Based on information obtained from a Schedule 13G filed with the SEC on January 20, 2010 by BlackRock, Inc. based on share ownership as of December 31, 2009. This stock ownership information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in BlackRock, Inc.’s Schedule 13G.
(3)	In a Schedule 13G/A filed February 3, 2010, Prudential Financial, Inc. (“Prudential”) reported beneficial ownership of 1,162,343 shares, and included the following disclosure in regard to its ownership of Common Stock: “Prudential Financial, Inc. may be deemed the beneficial owner of securities beneficially owned by the Item 7 listed entities and may have direct or indirect voting and/or investment discretion over 1,162,343 shares which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Prudential Financial, Inc. is reporting combined holdings of these entities for the purpose of administrative convenience.” In such Schedule 13G/A, Prudential lists Jennison Associates LLC (“Jennison”) as one of the entities included in its Item 7 disclosure as to which Prudential states that it is the direct or indirect parent holding company.
(4)	In a Schedule 13G filed February 12, 2010, Jennison reported beneficial ownership of 1,128,736 shares and included the following disclosure in regard to its ownership of Common Stock: “Jennison Associates LLC (‘Jennison’) furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (‘Managed Portfolios’). As a result of its role as investment adviser [sic] of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of the Issuer’s Common Stock held by such Managed Portfolios. Prudential Financial, Inc. (‘Prudential’) indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the Issuer’s Common Stock held by the Managed Portfolios. Jennison does not file jointly with Prudential, as such, shares of the Issuer’s Common Stock reported on Jennison’s Schedule 13G may be included in the shares reported on the Schedule 13G filed by Prudential.”

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information as of February 1, 2010, unless otherwise noted, with respect to beneficial ownership of the Company’s common stock by each director and each executive officer of the Company named in the table captioned “Executive Compensation and Other Information,” and all directors and executive officers of the Company as a group.

Name	Shares Owned(1)		Percentage of Class
George and Linda Gleason	3,346,693	(2)	19.7%
Mark Ross	344,026	(3)	2.0
Jean Arehart	18,618		*
Steven Arnold	6,000		*
Richard Cisne	12,150		*
Robert East	48,100		*
Scott Hastings	6,348		*
Henry Mariani	54,500		*
James Matthews	8,470		*
Greg McKinney	6,070		*
Paul Moore	46,799		*
R. L. Qualls	18,100		*
Kennith Smith	45,455	(4)	*
All Directors and Executive Officers as a group (18 persons)	4,037,314		23.6

*	Less than one percent.
(1)	Includes beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares in the foregoing table include shares owned directly, shares held in such person’s accounts under the 401(k) Plan as of December 31, 2009, shares underlying presently exercisable options granted pursuant to the Company’s stock option plans, shares owned by certain of the individual’s family members and shares held by the individual as a trustee or other similar capacity, unless otherwise described below. Shares subject to presently exercisable options (or options exercisable on or within 60 days after December 31, 2009) are held by the directors and executive officers as a group in the amount of 188,700, and held by the named individuals in the amounts as follows: George Gleason (56,400); Linda Gleason (16,000); Mark Ross (16,700); Jean Arehart (5,000); Steven Arnold (6,000); Richard Cisne (6,000); Robert East (16,000); Scott Hastings (3,500) Henry Mariani (8,000); James Matthews (4,000); Greg McKinney (4,000); Paul Moore (8,900); R. L. Qualls (8,000); Kennith Smith (8,000); and other executive officers (22,200).
(2)	The amount includes (a) 2,137,276 shares, including 56,400 shares subject to exercisable options, owned directly by Mr. Gleason, (b) 642,800 shares owned of record by a trust of which Mr. Gleason is sole trustee and has a 25% life income interest, (c) 440,328 shares held in Mr. Gleason’s account under the 401(k) Plan, (d) 14,650 shares owned of record by a charitable trust for which Mr. and Mrs. Gleason are co-trustees, (e) 55,408 shares, including 16,000 shares subject to exercisable options, owned directly by Mrs. Gleason, (f) 1,200 shares owned by Mr. Gleason as custodian for one of his children, (g) 10,000 shares issued under the Company’s 2009 Restricted Stock Plan, and (h) 45,031 shares representing shares held in a trust of which Mr. Gleason, his spouse and their descendants are beneficiaries.
(3)	Includes (a) 71,600 shares, including 16,700 shares subject to exercisable options, owned directly by Mr. Ross, (b) 70,726 shares held in Mr. Ross’ account under the 401(k) Plan, (c) 145,200 shares owned of record by a trust for the benefit of Mr. Ross and his children and for which Mr. Ross maintains a life interest only, (d) 1,600 shares issued under the Company’s 2009 Restricted Stock Plan, and (e) 54,900 shares owned by Mr. Ross’ spouse.
(4)	Includes 1,048 shares held by spouse of Mr. Smith.

COMPENSATION DISCUSSION AND ANALYSIS

General

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide information about the philosophies and principles of the Company regarding its compensation program for executive officers, including its Chief Executive Officer, Chief Financial Officer and three other executive officers who were the most highly compensated in fiscal year 2009 (which are referred to as “named executive officers”). The following individuals were named executive officers for 2009:

•	George Gleason, Chairman and Chief Executive Officer

•	Paul Moore, Chief Financial Officer and Chief Accounting Officer

•	Mark Ross, Vice Chairman, President and Chief Operating Officer

•	Greg McKinney, Executive Vice President and Controller

•	Scott Hastings, President – Leasing Division

Objectives of Compensation Program

The Company’s goals and objectives with respect to its compensation program are to make decisions consistent with the long-term growth and performance objectives of the Company. The Company’s compensation program is designed to reward contributions toward the Company’s attainment of long-term growth and the achievement of the Company’s performance objectives. In 2009 the Company’s compensation program for the named executive officers and other executives was based upon the following principles and policies:

•

The Company is committed to providing a competitive pay program that is fair, non-discriminatory and forward-looking, and helps attract and retain quality executives while motivating such persons to perform their jobs in the most effective manner. In order to achieve this purpose, the Company’s compensation policies must, among other things, (1) be internally equitable and externally competitive, (2) reward individuals based upon productivity and performance, (3) contain an appropriate mix of cash and long-term or equity-based compensation, (4) be administratively efficient and within budgetary parameters and (5) be flexible in response to changing conditions.

•	Non-equity incentive plan compensation is paid to certain personnel based on a mathematical formula of profit center or division profitability.

•	On a very limited basis, certain personnel may receive bonuses in recognition of extraordinary performance or achievement.

The Company has a policy of constantly evaluating the performance of officers and other personnel through communication between supervisors and their employees. Supervisors are expected to routinely and regularly communicate with employees under their supervision concerning such matters as job expectations and satisfaction or dissatisfaction with job performance. Employees share in the responsibility of maintaining an on-going dialogue with their supervisors. Performance issues discussed are documented when appropriate. Supervisors recommend compensation for such personnel. Senior management, including the Chief Executive Officer, reviews the performance of the Company’s other officers and personnel and makes recommendations on their compensation levels to the Compensation Committee.

Setting Executive Compensation

Role of Executive Officers in Compensation Decisions. Mr. Gleason, the Chairman and Chief Executive Officer; Mr. Ross, the Vice Chairman, President and Chief Operating Officer and the Executive Vice President of Human Resources meet annually with appropriate senior managers and officers to review the performance of each employee of the Company. The conclusions reached and recommendations based on these reviews, including salary adjustments and award amounts, if any, are presented to the Compensation Committee. Recommendations related to the Chief Operating Officer’s compensation are made by the Chief Executive Officer and presented to the Compensation Committee for approval. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards.

Role of the Compensation Committee. The Compensation Committee has responsibility for reviewing, evaluating and approving the compensation plans, policies and programs of the Company. This includes reviewing and approving compensation for the Company’s directors, officers and other personnel, including awards under incentive compensation and equity-based plans. The Compensation Committee’s review and approval of compensation includes the total compensation, if any, potentially payable to the Chief Executive Officer and other senior executives under all reasonable scenarios, including death or disability, retirement, voluntary termination, involuntary termination and changes of control.

The Compensation Committee also reviewed with the Company’s Chief Operating Officer, designated by the Board to serve as the “senior risk officer” in connection with the performance by the Company of its responsibilities under the United States Department of Treasury’s (“Treasury”) Capital Purchase Program authorized by the Emergency Economic Stabilization Act of 2008 (“Stabilization Act”), as amended by the American Recovery and Reinvestment Act of 2009 (“Recovery Act”), the incentive compensation arrangements, agreements and benefit plans of the Company made available to the senior executive officers and to other executive officers and key employees of the Company to ensure that such arrangements, agreements and benefit plans do not encourage those employees to take unnecessary and excessive risks that could threaten the financial condition of the Company. The Compensation Committee concluded, after such review with the designated senior risk officer, that the arrangements, agreements and benefits plans of the Company do not encourage those employees to take such risks.

The Company is no longer required, following repayment to the Treasury of funds received by the Company under the Treasury’s Capital Purchase Program authorized by the Stabilization Act, to review incentive compensation arrangements, agreements and benefit plans made available to executive officers and key employees to ensure that such matters do not encourage those employees to take unnecessary and excessive risks. However the Compensation Committee expects to continue monitoring and periodically evaluating these incentive compensation arrangements, agreements and benefit plans at least annually, as part of the Company’s oversight of risk management for the organization.

Decisions regarding the compensation of the Chief Executive Officer are made by the Compensation Committee. In performing this function, the Compensation Committee reviews various measures of corporate performance including long-term growth in deposits, loans and assets, return on average assets, return on average common shareholders’ equity, net interest margin, overhead ratio, efficiency ratio, net charge-offs ratio, other measures of growth, earnings, asset quality and risk and other factors deemed appropriate, as well as other subjective and qualitative measures. Among other factors this includes an informal survey of chief executive officers’ compensation of other financial institutions in both the region and nationally which is prepared under the supervision of the Company’s Chief Financial Officer and Chief Accounting Officer.

Despite the Company’s favorable results for 2009, the Board and the Compensation Committee will continue to monitor and evaluate the potential effect of the current economic downturn on the Company’s ability to achieve consistent long-term growth. Accordingly, the Compensation Committee could, at any time, recommend that the Board modify the Company’s compensation program, including the mix of components of such program, if it believes that doing so is appropriate to maintain a close alignment between the interests of management, employees and Shareholders.

Executive Compensation Components for 2009

The Compensation Committee regularly reviews the Company’s compensation program to ensure that the components of the program will allow the Company to achieve the objectives described above. For the year ended December 31, 2009, the principal components of compensation for the named executive officers were:

•	base salary;

•	cash non-equity incentive plan compensation;

•	long-term equity incentive compensation in the form of stock options;

•	long-term equity incentive compensation in the form of restricted stock;

•	retirement and welfare benefits; and

•	other benefits and perquisites.

The Committee believes the components of its Company-wide compensation program balance the mix of cash and equity compensation and current and longer-term compensation in a way that furthers the compensation objectives discussed above.

Compensation Mix. In setting compensation for the named executive officers, the Company seeks to find an appropriate balance between fixed and performance based compensation and between short-term and long-term compensation. The chart below illustrates the mix, as a percentage, of total compensation for Mr. Gleason, individually, and Messrs. Moore, Ross, McKinney and Hastings, as a group, based on compensation paid in fiscal year 2009.

Compensation Element	2009 Total Compensation Mix for Mr. Gleason	2009 Total Compensation Mix for Messrs. Moore, Ross, McKinney and Hastings
Base Salary	72.7%	84.4%
Annual Non-equity Incentive Plan Compensation	—	3.8
Long-Term Equity Incentive Compensation	21.7	8.4
Retirement and Welfare Benefits and Perquisites	5.6	3.4

In 2009 the Company’s compensation program consisted of the following:

Base Salary. Base salary levels for the named executive officers and other executive officers were subjectively determined with consideration given to the following factors: (1) individual performance contributions in accordance with the compensation philosophy of the Company, (2) senior management’s perception and understanding of the appropriate salary levels that are necessary to remain competitive within the markets in which the Company operates and (3) the Company’s budgetary parameters established for the full year.

During 2009 base salaries paid to all nine executive officers as a group (including the Chief Executive Officer) employed for the full years of 2008 and 2009 increased 18.2%. The base salaries paid to the five named executive officers in 2008 increased 16.6%, somewhat lower than the increases in base salaries for all nine executive officers as a group. The table below discloses base salary for each named executive officer in fiscal years 2008 and 2009 and the percentage increase in their 2009 base salary from their 2008 base salary.

	Base Compensation Paid
Named Executive Officer	Fiscal Year 2008	Fiscal Year 2009	Percentage Increase
George Gleason	$665,327	$819,837	23.2%
Paul Moore	217,526	248,077	14.0
Mark Ross	256,065	277,311	8.3
Greg McKinney	213,462	248,077	16.2
Scott Hastings	169,950	181,925	7.0

Cash Incentive Compensation. Cash incentive compensation consists of incentive compensation based on a mathematical formula of profit center or division profitability.

Only certain personnel are eligible to receive incentive compensation. Mr. Hastings received incentive compensation for 2009 based on a formula tied to a percentage of the pretax profit of the Leasing Division.

Equity Incentive Plans. The Compensation Committee believes that stock options and awards of restricted stock provide an appropriate incentive to encourage management, particularly senior management, to maximize long-term Shareholder returns since the value of stock options and restricted stock bear a direct correlation to long-term appreciation in the Company’s stock price. Grants under the Company’s Employee Stock Option Plan and the Company’s 2009 Restricted Stock Plan have the effect of more closely aligning the interests of management with the interests of Shareholders, while at the same time providing a valuable tool for attracting, rewarding and retaining key employees. The Company has not repriced or otherwise modified options previously issued except to make adjustments as provided in the plan for stock splits.

In order to set grant amounts for stock options and restricted stock, the Chief Executive Officer and the Chief Operating Officer prepare a recommendation to the Compensation Committee for the number of options and restricted shares to be issued to the named executive officers (including themselves), other officers and Company personnel. The Compensation Committee determines to grant stock options and restricted stock considering this recommendation and the subjective analysis of a number of factors, including the overall mix of equity-based compensation to cash compensation, the number and frequency of equity awards and the potential for an individual’s contribution and performance to positively impact the Company’s performance.

Based upon the foregoing factors, in October 2009, the Compensation Committee granted options to purchase a total of 68,600 shares of Common Stock to 166 officers and employees (no options were granted to the nine executive officers) at an exercise price per share of $24.44. All options were issued under the Company’s Employee Stock Option Plan at an exercise price equal to the average of the highest reported asked price and the lowest reported bid price on the NASDAQ Global Select Market on the day of issuance. All employee stock options issued in 2009 vest three years and expire seven years after issuance.

In October 2009 the Compensation Committee granted 18,600 restricted shares of stock to 11 senior officers (including a total of 17,100 to the Company’s nine executive officers). These restricted shares vest in three years assuming continuous employment by the officer for this period.

For the number of restricted shares granted to each named executive officer in 2009, refer to the table entitled “Grants of Plan-Based Awards in Fiscal Year 2009” on page 18 of this proxy statement.

The Compensation Committee will consider making the award of stock options and restricted shares to existing officers and personnel or to prospective officers and personnel in the future as circumstances warrant.

Retirement and Welfare Benefits. The Company maintains a qualified retirement 401(k) Plan and a Deferred Compensation Plan which are made available to the named executive officers and others as provided below.

The Company’s 401(k) Plan includes a salary deferral feature designed to qualify under Section 401 of the Code. During 2009 and prior years, the 401(k) Plan permitted most employees of the Company to defer a portion of their eligible compensation on a pre-tax basis subject to certain maximum amounts. The Company matched contributions in 2009 up to one-half of the first 6% of compensation deferred by the participant under the 401(k) Plan, subject to certain limitations, with a maximum annual matching contribution of $8,250 per participant. These matching contributions are made in cash and may be adjusted from time to time by the Company. The 401(k) Plan was amended in 1999 to include Common Stock as one of its investment alternatives. Effective January 1, 2005 and going forward, certain “key employees” of the Company (as defined by Code Section 416(i)(1)), were excluded from further salary deferrals under the 401(k) Plan in order for the 401(k) Plan to remain in compliance with the “top heavy” rules in Code Section 416. For the year 2009, all executive officers, among others designated by the Board as “key employees,” continued to be excluded from salary deferrals to the 401(k) Plan.

During 2004, the Compensation Committee recommended for Board approval and adoption an unfunded deferred compensation plan for certain key employees who were excluded from further salary deferrals under the 401(k) Plan on or after January 1, 2005. In December 2004, the Board adopted an unfunded deferred compensation arrangement (the “Plan”) that became effective January 1, 2005. Under the Plan, eligible participants, defined to include certain key employees of the Company designated by the Board, may elect prior to January 1st of each year to defer payment of a portion of their compensation on a pre-tax basis, but excluding any amounts realized on exercise of stock options. The deferred compensation will be distributable in lump sum or specified installments upon separation from service with the Company or upon specified events constituting an “unforeseeable emergency” as defined in the Plan, including medical, housing and other specified emergencies and casualties. The Company makes a contribution to each participant’s account, limited by the Board up to one-half of the first 6% of compensation deferred by the participant under the Plan, subject to certain limitations. Amounts deferred under the Plan are to be set aside and invested in certain approved investments (excluding securities of the Company or its affiliates) designated by the Plan’s administrative committee, although the Board in its discretion may grant each participant the right to designate how the funds in the participant’s account shall be invested. In 2009 total matching contributions on behalf of all nine executive officers were $53,189, which represented an average of 2.02% of the eligible executive officers’ 2009 W-2 compensation excluding any amounts realized on exercise of stock options.

Refer to the Nonqualified Deferred Compensation Table on page 20 for information about contributions, earnings, withdrawals and distributions relating to the Company’s deferred compensation plan as it pertains to the named executive officers in fiscal year 2009.

Other Benefits and Perquisites. The named executive officers and other executive officers and personnel receive life, health, dental and long-term disability insurance coverage in amounts the Company believes to be competitive with comparable financial institutions. Benefits under these plans are made available to all employees of the Company on comparable terms as those provided to the named executive officers.

The Company also provides certain named executive officers with country club memberships, automobile allowances or other perquisites. The Company believes these perquisites provide executives with benefits similar to those they would receive at comparable financial institutions and are necessary for the Company to remain competitive in the marketplace. The Compensation Committee periodically reviews the personal benefits provided to the executive officers. These benefits and perquisites for the named executive officers are described in the “All Other Compensation” column of the Summary Compensation Table on page 17 and the notes thereto.

The Impact of Treasury Programs and New Federal Legislation on Executive Compensation

As part of the Treasury’s Capital Purchase Program, on December 12, 2008 the Company issued to the Treasury the Series A Preferred Stock and an accompanying Common Stock warrant. Participation in the Capital Purchase Program under the Stabilization Act, as amended by the Recovery Act, subjected the Company to certain requirements regarding executive compensation. Such requirements included, among others, (i) a prohibition on paying or accruing most bonuses, retention awards or incentive compensation to certain highly compensated employees, (ii) limitations on the ability of the Company to make “golden parachute payments” to the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (collectively, the “senior executive officers”) and the next five most highly compensated employees of the Company, and (iii) a mandate that the Company recover, or “claw back,” any bonus, retention award, or incentive compensation paid to any one of its senior executive officers or its next 20 most highly compensated employees if such bonus, award or incentive compensation was based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate. The Recovery Act and Treasury rules adopted thereunder also provided that a TARP participant’s shareholders be given a non-binding “say-on-pay” vote at each annual or other shareholders’ meeting for the election of directors, for which proxies were solicited while any TARP assistance was provided by the Treasury to the institution; and where the Treasury required it by regulation or agreement with the TARP participant, a limitation on income tax deductions for compensation paid to a senior executive officer in excess of the $500,000 compensation deduction limit of Section 162(m)(5) of the Code.

The Company redeemed the Series A Preferred Stock on November 4, 2009 and the Common Stock warrant was repurchased from the Treasury on December 12, 2009. As the limitations imposed by the Treasury were applicable during the period the Company had outstanding Series A Preferred Stock in the hands of the Treasury, the Company believes that the executive compensation and related mandates discussed above largely ceased to apply to the Company as of November 4, 2009. However, the limit on income tax deductions for certain executive compensation applies to the full year ended December 31, 2009 and the mandate to clawback any bonus, retention award, or incentive compensation paid or accrued during the period when the Treasury held the Series A Preferred Stock on the basis of materially inaccurate criteria will continue to apply.

Chairman and Chief Executive Officer Compensation and Employment Agreement

The 2009 cash compensation payable to George Gleason, the Company’s Chairman and Chief Executive Officer, was determined pursuant to a written employment agreement which became effective January 1, 2007 and continued through December 31, 2009 at which point it terminated. The employment agreement provided for an annual base salary and a bonus to be subjectively determined by majority vote of the Compensation Committee. The employment agreement called for Mr. Gleason’s base salary to be evaluated and increased, if appropriate, each year by majority vote of the Compensation Committee, with any interested director abstaining. The agreement specified that consideration would be given to increasing Mr. Gleason’s base salary based on, among other things, individual merit and performance, assigned duties and scope of responsibility and the relative compensation of comparable positions within the industry.

In early 2009 the Compensation Committee reviewed and evaluated Mr. Gleason’s base salary and approved increasing his base compensation from $692,250 to $797,250 beginning January 11, 2009 and continuing through the December 31, 2009 employment agreement expiration.

In addition to his base salary, during 2009 Mr. Gleason received (1) other compensation totaling $63,170, which consisted of an automobile allowance, the cost of an executive assistant and matching contributions under the Company’s Deferred Compensation Plan which were determined on a basis consistent with all other participating employees and (2) 10,000 shares of restricted stock vesting in three years. The Compensation Committee made the grants pursuant to the Company’s 2009 Restricted Stock Plan based on an evaluation of various factors considered for all employees as outlined above.

The Compensation Committee has reviewed Mr. Gleason’s entire compensation package in the context of Mr. Gleason’s historical compensation levels, his contribution to the Company, including individual merit and performance, his significant responsibilities, including assigned duties, and relative compensation of comparable positions within the industry. Based upon this review the Compensation Committee believes the level of Mr. Gleason’s compensation for 2009 was appropriate.

Section 162(m)

Section 162(m) of the Code generally limits the deductibility for federal income tax purposes of annual compensation paid to certain covered executive officers (including the Chief Executive Officer) in excess of $1 million, subject to certain exceptions, including an exception for performance based pay. The Stabilization Act added a new paragraph (5) to this Code section wherein participants in the Capital Purchase Program under the Stabilization Act became subject to the limitations of the Code section and the deductibility limits were reduced to $500,000. As a result of the Company’s issuance of Series A Preferred Stock to the Treasury, and in compliance with the Treasury’s guidance under the Recovery Act, in any taxable year that the Treasury holds such stock, the Section 162(m) compensation limit is reduced to $500,000 annually, and the exception for performance based pay not counting against this limit will not be available to the Company. In 2009, the Company did not limit its compensation to certain covered executives to the $500,000 deduction limit, although the Company was not able to claim a deduction for such excess payments. The Company believes that amounts paid in excess of $500,000, including amounts attributable to performance based pay, and the cost of the lost tax deduction, were justifiable in order for the Company to remain competitive with peer financial institutions. As of January 1, 2010, the Company is no longer subject to the $500,000 deduction limit discussed above as it is no longer a participant in the Capital Purchase Program. However, the Company continues to remain generally subject to the other provisions of Section 162(m) of the Code.

Post-Employment Compensation

The Company’s employment agreement with Mr. Gleason provided for no termination or post-employment compensation to be paid, nor did it provide for any compensation to be paid to Mr. Gleason in the event of a change in control of the Company.

Under both the Company’s Employee Stock Option Plan and the Company’s 2009 Restricted Stock Plan, all outstanding and unexercised options or restricted stock, whether or not previously vested, including the equity awards in favor of Mr. Gleason and the other named executive officers reflected in the table captioned “Outstanding Equity Awards at 2009 Fiscal Year End” on page 19 of this proxy statement, will be accelerated and become fully vested and exercisable upon the happening of a “change in control” under the Employee Stock Option Plan or the 2009 Restricted Stock Plan. A “change in control,” as defined in the Employee Stock Option Plan, includes: (i) a merger, combination, consolidation or reorganization of the Company where the outstanding voting securities of the Company prior to the closing of such a transaction do not continue to represent at least 51% of the voting securities of the resulting or successor company; (ii) the election to the board of directors within any 24 month period of persons who did not represent a majority of the directors at the beginning of the 24 month period unless they were elected with the approval of at least 2/3 of the number of directors at the beginning of such period that are continuing as directors; (iii) the acquisition by any person of 25% or more of the outstanding voting securities of the Company (excluding the number of securities held by any such person as of the effective date of the Employee Stock Option Plan); (iv) the sale of all or substantially all the assets of the Company; and (v) any other business combination or event deemed by the Board to constitute a change in control. The 2009 Restricted Stock Plan contains identical triggering provisions as the Employee Stock Option Plan except that the 2009 Restricted Stock Plan expands the trigger in subsection (iii) of the Employee Stock Option Plan to include the acquisition by any person, entity or group acting in concert, of 25% or more of the outstanding voting securities of the Company (excluding the number of securities held by any such person who controls 10% or more of the voting securities of the Company as of the effective date of the 2009 Restricted Stock Plan).

The Company and the named executive officers have no contract or agreement with respect to termination or post-employment compensation to be paid in connection with a change in control of the Company.

Summary Compensation Table

The following table sets forth the total compensation awarded, earned by or paid during the year ended December 31, 2009 to the Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers of the Company other than the Chief Executive Officer and Chief Financial Officer. In 2009 salary and non-equity incentive plan compensation represented 80.5% of total compensation of the named executive officers.

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)	Option Awards		Non-Equity Incentive Plan Compensation (2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)		All Other Compensation		Total
George Gleason, Chairman and Chief Executive Officer	2009 2008 2007	$819,837 665,327 587,606	$	— 10,000 —	$244,400 — —	$	— 114,300 109,200	$	— — —	$	— — —	$63,170 70,059 59,582	(4)	$1,127,407 859,686 756,388

Paul Moore, Chief Financial Officer and Chief Accounting Officer	2009 2008 2007	248,077 217,526 192,526		— 10,000 —	19,552 — —		— 19,050 16,744		— — —		— — —	7,442 6,826 5,776	(5)	275,071 253,402 215,046

Mark Ross, Vice Chairman, President and Chief Operating Officer	2009 2008 2007	277,311 256,065 245,262		— 10,000 —	39,104 — —		— 38,100 36,400		— — —		— — —	23,259 22,183 21,708	(6)	339,674 326,348 303,370

Greg McKinney, Executive Vice President, Controller	2009 2008 2007	248,077 213,462 186,154		— 10,000 —	19,552 — —		— 19,050 16,744		— — —		— — —	7,442 6,704 5,584	(7)	275,071 249,216 208,482

Scott Hastings, President, Leasing Division	2009 2008 2007	181,925 169,950 165,000		— — —	17,108 — —		— 11,430 10,920		42,896 10,078 9,195		— — —	— — —		241,929 191,458 185,115

(1)	Restricted stock awards are valued in this table at the aggregate grant date fair market value as defined in the Company’s 2009 Restricted Stock Plan. Such fair market value is defined as the average of the highest reported asked price and the lowest reported bid price on the relevant date. Such average price for the restricted stock was $24.44 per share for the 2009 issuance.
(2)	Cash incentive based on mathematical formula.
(3)	The Company’s nonqualified deferred compensation plan provides no above market or preferential earnings on deferred compensation.
(4)	Includes an automobile allowance of $8,723, matching contributions of $8,250 to the Company’s nonqualified deferred compensation plan and the salary of an executive assistant in the amount of $46,197 paid by the Company. The executive assistant worked out of Mr. Gleason’s home for part of the year and assisted Mr. and Mrs. Gleason with certain personal and bank related projects, including travel and scheduling. This arrangement was approved by the Board on November 15, 2005. This position was changed to part-time status with a proportionate reduction in compensation effective September 20, 2009 and in late November 2009 this position was eliminated.
(5)	Includes matching contributions of $7,442 to the Company’s nonqualified deferred compensation plan.
(6)	Includes an automobile allowance of $8,723 matching contributions of $8,250 to the Company’s nonqualified deferred compensation plan and a country club membership of $6,286.
(7)	Includes matching contributions of $7,442 to the Company’s nonqualified deferred compensation plan.

Grants of Plan-Based Awards in Fiscal Year 2009

All grants of restricted stock to employees are made under the Bank of the Ozarks, Inc. Restricted Stock Plan. The following table sets forth information concerning restricted stock granted in the last fiscal year and their potential realizable value with respect to the named executive officers:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units #	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ /SH)	Grant Date Fair Value of Option Award
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum	Threshold (#)	Target (#)	Maximum (#)
George Gleason	10/20/09	10/20/09	—	—	—	—	—	—	10,000	—	$—	$244,000
Paul Moore	10/20/09	10/20/09	—	—	—	—	—	—	800	—	—	19,552
Mark Ross	10/20/09	10/20/09	—	—	—	—	—	—	1,600	—	—	39,104
Greg McKinney	10/20/09	10/20/09	—	—	—	—	—	—	800	—	—	19,552
Stott Hastings	10/20/09	10/20/09	—	—	—	—	—	—	700	—	—	17,108

Outstanding Equity Awards at 2009 Fiscal Year End

The following table sets forth information as of December 31, 2009 on all outstanding equity awards previously awarded to the named executive officers:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That have not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
George Gleason	3,400 3,000 15,000 20,000 15,000	15,000 15,000	(1) (2)	— — — — — — —	$22.065 28.63 33.60 35.42 32.055 31.04 27.07	9/16/10 9/28/11 1/25/12 11/7/12 10/17/13 10/16/14 9/16/15	10,000 — — — — — — —	$292,700 — — — — — — —	— — — — — — — —	— — — — — — — —

Paul Moore	2,000 2,300 2,300 2,300	2,300 2,500	(1) (2)	— — — — — —	28.63 33.60 35.42 32.055 31.04 27.07	9/28/11 1/25/12 11/7/12 10/17/13 10/16/14 9/16/15	800 — — — — —	23,416 — — — — —	— — — — — — —	— — — — — — —

Mark Ross	3,400 2,500 2,300 3,500 5,000	5,000 5,000	(1) (2)	— — — — — — —	22.065 28.63 33.60 35.42 32.055 31.04 27.07	9/16/10 9/28/11 1/25/12 11/7/12 10/17/13 10/16/14 9/16/15	1,600 — — — — — —	46,832 — — — — — —	— — — — — — — —	— — — — — — — —

Greg McKinney	400 500 800 2,300	2,300 2,300	(1) (2)	— — — — —	22.065 28.63 35.42 32.055 31.04 27.07	9/16/10 9/28/11 11/7/12 10/17/13 10/16/14 9/16/15	800 — — — — —	23,416 — — — — —	— — — — — —	— — — — — —

Scott Hastings	1,000 1,200 1,300	1,500 1,500	(1) (2)	— — — —	28.63 35.42 32.055 31.04 27.07	9/28/11 11/7/12 10/17/13 10/16/14 9/16/15	700 — — — — —	20,489 — — — — —	— — — — — —	— — — — — —

(1)	Granted October 16, 2007, and assuming continued employment, exercisable on October 16, 2010.
(2)	Granted September 16, 2008, and assuming continued employment, exercisable on September 16, 2011.
(3)	Market value of restricted stock is based on the December 31, 2009 closing price of $29.27 for the Company’s common stock.

Option Exercises and Stock Vested in 2009 Fiscal Year

The following table sets forth information concerning exercise of options during the last fiscal year and stock awards vested for the named executive officers during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
George Gleason	3,000	$38,087	—	—
Paul Moore	None	—	—	—
Mark Ross	None	—	—	—
Greg McKinney	None	—	—	—
Scott Hastings	None	—	—	—

Nonqualified Deferred Compensation Table

The following table provides information about contributions, earnings, withdrawals and distributions in regard to the named executive officers under the Company’s Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions In Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End(2)
George Gleason	$47,854	$8,250	$42,683	—	$236,264
Paul Moore	23,558	7,442	6,455	—	316,783
Mark Ross	55,065	8,250	47,240	—	264,504
Greg McKinney	35,481	7,442	26,148	—	119,582
Scott Hastings	—	—	—	—	—

(1)	Amount of contribution is included as other compensation in the Summary Compensation Table.
(2)	Of these balances, the following amounts were reported in Summary Compensation Tables in prior-year proxy statements: Mr. Gleason – $165,974; Mr. Moore – $252,306; Mr. Ross – $183,450; and Mr. McKinney – $73,500. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

Certain key employees who were no longer eligible to participate in the 401(k) Plan are allowed to participate in the unfunded Deferred Compensation Plan. See page 14 of this proxy statement for a description of this plan.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on this review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and Proxy Statement on Schedule 14A.

We certify that we have reviewed with the Company’s designated senior risk officer the named executive officers’ incentive compensation arrangements and have made reasonable efforts to ensure that such arrangements do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company.

Compensation Committee
Kennith Smith, Chairman
Steven Arnold
Henry Mariani
R. L. Qualls

DIRECTOR COMPENSATION

In 2009 non-employee directors were paid fees of $2,000 for attendance at regular board meetings and $500 for attendance at a special board meeting. A fee of $350 was paid for all regular or special committee meetings attended. Employee directors are not paid any fees for their service on the Board or committees.

Additionally, the Company has a Non-Employee Director Stock Option Plan. Under this plan each non-employee director receives an initial grant of an option to purchase up to 1,000 shares of Common Stock upon his or her initial election as a director, and an option to purchase 1,000 shares of Common Stock following his or her re-election as a director at each annual meeting of Shareholders. Effective April 22, 2009 the Company granted options to each of its non-employee directors to purchase 1,000 shares of Common Stock at an exercise price of $24.67 per share. All options granted to non-employee directors became exercisable upon grant and expire 10 years after issue.

The following table sets forth compensation information for 2009 with respect to non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Options Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jean Arehart (2)	$34,850	—	$6,960	—	—	$1,000	$42,810
Steven Arnold	20,150	—	6,960	—	—	—	27,110
Richard Cisne	22,100	—	6,960	—	—	—	29,050
Bob East	19,450	—	6,960	—	—	—	26,410
Linda Gleason (3)	18,400	—	6,960	—	—	—	25,360
Henry Mariani	25,750	—	6,960	—	—	—	32,710
James Matthews	34,150	—	6,960	—	—	—	41,110
R. L. Qualls	38,700	—	6,960	—	—	—	45,660
Kennith Smith	37,300	—	6,960	—	—	—	44,260

(1)	Amounts calculated utilizing the aggregate grant date fair value of the option award made during the year. See Note 12 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards. At December 31, 2009 each non-employee director has options outstanding to purchase the following number of shares of Common Stock: Jean Arehart – 5,000; Steven Arnold – 6,000; Richard Cisne – 6,000; Robert East – 20,000 (4,000 of these exercised in January 2010); Linda Gleason – 16,000; Henry Mariani – 8,000; James Matthews – 6,000 (2,000 of these exercised in January 2010); R. L. Qualls – 8,000; and Kennith Smith – 8,000.
(2)	All other compensation of $1,000 is for contractual work inspecting real estate loan collateral for the Company’s bank subsidiary.
(3)	No compensation is allocated to Mrs. Gleason in this table for the benefit of an executive assistant who performs certain duties for Mr. and Mrs. Gleason. See footnote (4) to the Summary Compensation Table on page 17 which reflects the salary of such executive assistant as other compensation for Mr. Gleason.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009 the Compensation Committee consisted of Messrs. Smith, as Chairman, Arnold, Mariani and Qualls. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, and the Board has determined that each member of the Compensation Committee qualifies as “independent” under NASDAQ listing standards.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three or more non-employee directors all of whom have been determined by the Board to qualify as independent directors under the Sarbanes-Oxley Act, related SEC Rules and NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee’s Charter is evaluated annually to ensure compliance with SEC rules and regulations and NASDAQ listing standards and was last revised on February 16, 2010 to clarify certain language appearing in the Charter. A copy of the Audit Committee’s Charter is available on the Company’s website at www.bankozarks.com.

The Audit Committee oversees the Company’s auditing, accounting and financial reporting processes on behalf of the Board. In fulfilling its oversight responsibilities, this committee, among other things, reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is directly responsible for the engagement, compensation and oversight of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters required to be discussed by SFAS No. 61, as amended (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communication with the Audit Committee concerning independence and the Audit Committee has discussed with the independent auditors the independent auditors’ independence from the Company and its management. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence, and has concluded that such provision is compatible with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held four meetings during fiscal year 2009.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee
of the Board of Directors
Henry Mariani, Chairman
Richard Cisne
R. L. Qualls

CERTAIN TRANSACTIONS

The Nominating and Governance Committee of the Board (the “Governance Committee”), pursuant to its written charter has the following responsibilities, among others:

(i) the review and approval of any transaction between the Company and any officer, director or affiliate of the Company that would be required under rules and regulations of the SEC to be disclosed in the Company’s annual proxy statement (a “Related Party Transaction”). The Governance Committee’s review of each Related Party Transaction shall include an analysis of whether the terms of the transaction are fair to the Company;

(ii) the annual review of the terms and fairness of each Related Party Transaction; and

(iii) the periodic report of the Governance Committee’s findings of the review of Related Party Transactions to the full Board.

Specifically, it is the practice of the Governance Committee to review on an annual basis all transactions and other business relationships during the prior year between the Company and its bank subsidiary and their directors and executive officers and their immediate family members and affiliates (each, a “Related Party”). Designated officers of the Company present to the Governance Committee reports with respect to all deposit, loan, lease, mortgage loan, trust and miscellaneous transactions and relationships for persons considered to be Related Parties for the prior year. The Governance Committee’s review includes a determination that such Related Party Transactions or relationships are fair, reasonable and appropriate for the Company and its bank subsidiary and consistent with the terms of similar transactions or relationships with other customers or unrelated persons. In addition, it is the Company’s general practice that its Board, or an appropriate committee thereof, approve in advance all material transactions, other than transactions in the ordinary course of business, between the Company and its bank subsidiary and all Related Parties.

Director Robert East is the managing partner of Advanced Cabling Systems LLC, a limited liability company that has performed wiring and cabling installation for some of the Company’s facilities. The Company paid Advanced Cabling Systems LLC $119,048 in 2009, $223,851 in 2008 and none in 2007 for such installation contracts. The amount paid to Advanced Cabling Systems LLC was less than 5% of its gross revenues in both 2009 and 2008. Advanced Cabling Systems LLC was awarded each of these contracts as a result of it being the low bidder in a competitive bid process. Incidental change orders and additions to such contracts after the award date were not subject to competitive bid.

The Company, through its bank subsidiary, has had, in the ordinary course of business, banking transactions with certain of its officers and directors and with certain officers and directors of the bank subsidiary. All loan transactions with such officers and directors, and their related and affiliated parties, have been in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with other customers of the Company not related to the lender, and have not included more than the normal risk of collectability associated with the Company’s other banking transactions or other unfavorable features.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the Securities Exchange Act of 1934, as amended, the Company’s executive officers and directors are required to file reports of ownership and subsequent changes of ownership with the SEC. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates during the preceding year. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that during the preceding year its directors and executive officers have complied with all applicable filing requirements.

AUDIT FEES; AUDITORS TO BE PRESENT

Crowe Horwath LLP served as the Company’s independent auditors for the years ended December 31, 2009 and 2008. Representatives of Crowe Horwath LLP will be present at the Annual Meeting and representatives will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Fees incurred for services provided by the Company’s independent auditors for these periods were:

	2009	2008
Audit Fees	$312,905	$286,500
Audit-Related Fees	—	—
Tax Service Fees	—	—
All Other Fees	—	—

	$312,905	$286,500

Audit fees totaling $312,905 and $286,500 for 2009 and 2008, respectively, relate to the audit of the Company’s consolidated financial statements, review of the Company’s quarterly reports on Form 10-Q and the audit of the Company’s 401(k) Plan. These fees do not include reimbursements for travel or other out of pocket expenses. The Company did not engage Crowe Horwath LLP for any other services in fiscal 2009 and 2008. Tax services are provided by another accounting firm.

The Audit Committee previously adopted a policy for pre-approval of engagements for audit, audit-related and non-audit services by the independent auditors. The policy requires that all audit services and audit-related services to be performed by the independent auditors be pre-approved by the Audit Committee. Non-audit services must first be pre-approved by the Chief Financial Officer before being submitted for pre-approval to the Audit Committee. The requirement for pre-approval by the Audit Committee of an engagement for non-audit services by the Company’s independent auditors may be waived if the aggregate amount of all such non-audit services provided by the independent auditors is less than five percent of the total amount of revenues paid by the Company to the independent auditors during the fiscal year when the non-audit services are provided, such services were not recognized by the Company at the time of the engagement as non-audit services, and the services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee.

SHAREHOLDER PROPOSALS

Any Shareholder proposal to be presented at the 2011 Annual Meeting should be directed to the Corporate Secretary of the Company, and must be received by the Company on or before December 21, 2010 in order to be eligible for inclusion in the Company’s proxy statement and form of proxy. Any such proposal must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (or any successor rule).

Additionally, the Company’s bylaws contain an advance notice provision which provides that a matter may not be brought before the Company’s annual meeting by a Shareholder unless the proposal (the “Proposal”) is delivered in writing to the Corporate Secretary of the Company no later than 30 days prior to the Company’s fiscal year end. Accordingly, if any Shareholder of the Company desires to submit a Proposal for consideration to be brought before the Company’s 2011 Annual Meeting, the Shareholder must deliver written notice of the Proposal to the Corporate Secretary of the Company no later than December 1, 2010.

ADDITIONAL INFORMATION AVAILABLE

Upon written request, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, including the related financial statements. The written request should be sent to the Corporate Secretary, Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, Arkansas 72231-8811.

The Company has adopted “householding,” a procedure under which shareholders of record who have the same address and last name will receive only one copy of our Annual Report on Form 10-K and our proxy statement unless one or more of these shareholders notifies the Company that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings.

If you wish to receive separate copies of these materials for your household in the future, please call Investor Relations at 501-978-2265 or write to Investor Relations, Bank of the Ozarks, P.O. Box 8811, Little Rock, Arkansas 72231. If you are receiving multiple copies and would like to receive only one copy per household, you may contact us at the above address or telephone number.

OTHER MATTERS

The Company does not presently know of any business other than that described above to be presented to the Shareholders for action at the meeting. Should other business come before the meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies. The materials referred to in this proxy statement under the captions “Compensation Discussion and Analysis” and “Report of the Audit Committee” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors

/s/ George Gleason
George Gleason
Chairman of the Board of Directors and
Chief Executive Officer

March 10, 2010

Bank of the Ozarks

17901 CHENAL PARKWAY P.O. BOX 8811 LITTLE ROCK, AR 72231-8811

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors

Nominees

01 George Gleason

02 Mark Ross

03 Jean Arehart

04 Steven Arnold

05 Richard Cisne

06 Robert East

07 Linda Gleason

08 Henry Mariani

09 James Matthews

10 R. L. Qualls

11 Kennith Smith

The Board of Directors recommends you vote FOR the following proposal(s):

For

Against

Abstain

2. TO RATIFY THE AUDIT COMMITTEE’S SELECTION AND APPOINTMENT OF THE ACCOUNTING FIRM OF CROWE HORWATH LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2010.

3. Such other business as may properly come before the meeting or any adjournment thereof.

NOTE: Please sign exactly as name(s) appear(s) below. If stock is in the name of two or more persons, each should sign. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. If a corporation, signature should be by president or other authorized officer. If a limited liability company or a partnership, please sign in company or partnership name by authorized person.

For address change/comments, mark here.

(see reverse for instructions)

Please indicate if you plan to attend this meeting

Yes

No

0000048933_1

R2.09.05.010

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, Amended Proxy Statement Information is/are available at www.proxyvote.com .

BANK OF THE OZARKS, INC.

PROXY SOLICITATED BY THE BOARD OF DIRECTORS FOR

The Annual Meeting of Shareholders April 20, 2010 1:00 PM

The undersigned shareholder(s) of Bank of the Ozarks, Inc. (the “Company”) hereby appoint(s) George Gleason and Mark Ross, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed on the reverse side of this card, at the 2010 Annual Meeting of Shareholders to be held at the Company's office, 17901 Chenal Parkway, Little Rock, AR 72223, on Tuesday, April 20, 2010 at 1:00 p.m., local time, and at any adjournments or postponements thereof, for the transaction of the business noted on the reverse side of this card.

The Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES IN PROPOSAL 1, TO RATIFY THE AUDIT COMMITTEE'S SELECTION AND APPOINTMENT OF THE ACCOUNTING FIRM OF CROWE HORWATH LLP AS INDEPENDENT AUDITORS IN PROPOSAL 2,

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000048933_2 R2.09.05.010